1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports Continued 2018 Momentum With Strong
3rd Quarter Results

•	Sales increase of 12.5%

•	Margin expansion with EPS growth of 5% and Adjusted EPS growth of 20%

•	Continued deleveraging, with leverage two quarters post Muuto acquisition down to 2.75:1
EAST GREENVILLE, PA, October 29, 2018 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the third quarter ended September 30, 2018. Net sales were $327.7 million for the third quarter of 2018, an increase of 12.5% from the third quarter of 2017. Operating profit was $32.9 million, an increase of 18.7% from the third quarter of 2017. Adjusted operating profit for the third quarter of 2018 was $36.9 million, an increase of 30.0% from the third quarter of 2017. Net earnings for the third quarter of 2018 were $20.3 million, an increase of 6.2% compared to the third quarter of 2017. Adjusted net earnings for the third quarter of 2018 were $23.7 million, an increase of 21.1% compared to the third quarter of 2017.  Adjusted EBITDA was $47.2 million, an increase of 21.0% compared to $39.0 million in the third quarter of 2017. Diluted earnings per share was $0.41 and $0.39 for the third quarter of 2018 and 2017, respectively. Adjusted diluted earnings per share was $0.48 and $0.40 for the third quarter of 2018 and 2017, respectively.
“The bold actions we’ve taken, from the acquisition of Muuto to the launch of new platforms like Rockwell Unscripted and the reorganization and expansion of our selling capacity, have continued to enable us to respond to changing design trends and allocation of space within the workplace, penetrate faster growing ancillary categories and drive top line growth. Coupled with initiatives to increase the share of revenue from our high-design, high-margin global Lifestyle businesses which now represent 40% of our revenues, we are building a unique constellation of design driven brands with durable competitive advantages and superior profitability,” commented Andrew Cogan, Knoll’s Chairman and CEO.
“This quarter the benefit of these initiatives combined with favorable price realization and efforts by our supply chain team to offset continued inflationary pressures led to 100 basis points of Adjusted EBITDA margin expansion and Adjusted EPS growth of 20%. Looking ahead to the end of the year we expect to continue to grow our business, expand our margins and further delever our balance sheet,” added Cogan.

Third Quarter Results
Third quarter 2018 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended September 30,		Percent
	2018	2017	Change
Net Sales	$327.7	$291.3	12.5%
Gross Profit	122.8	106.6	15.2%
Gross Profit %	37.5%	36.6%	2.5%
Operating Expenses	89.9	78.9	13.9%
Operating Profit	32.9	27.7	18.7%
Operating Profit %	10.0%	9.5%	5.3%
Acquisition related expenses	2.8	0.6	336.8%
Restructuring Charges	1.2	—	100.0%
Adjusted Operating Expenses (1)	85.9	78.3	9.8%
Adjusted Operating Profit (1)	36.9	28.3	30.0%
Adjusted Operating Profit % (1)	11.3%	9.7%	16.5%
Net Earnings Attributable to Knoll Inc. Stockholders	20.3	19.1	6.2%
Pension Settlement	0.6	—	100.0%
Adjusted Net Earnings(1)	23.7	19.6	21.1%
Adjusted EBITDA (1)	47.2	39.0	21.0%
Adjusted EBITDA % (1)	14.4%	13.4%	7.5%
Diluted Earnings Per Share	$0.41	$0.39	5.1%
Adjusted Diluted Earnings Per Share (1)	$0.48	$0.40	20.0%

(1)	See Reconciliation of Non-GAAP Financial Measures below.
Net sales were $327.7 million for the third quarter of 2018, an increase of 12.5%, from the third quarter of 2017. Net sales for the Office segment were $197.6 million during the third quarter of 2018, an increase of $5.4 million, or 2.8% compared to the third quarter of 2017. Newer workplace platforms and ancillary products drove sales growth while legacy system sales remained flat. Net sales for the Lifestyle segment were $130.1 million during the third quarter of 2018, an increase of 31.4% compared with the third quarter of 2017. This increase was primarily driven by the inclusion of three months of sales from Muuto as well as increased volume in our contract markets across all Lifestyle businesses. Organic net sales for the Lifestyle segment grew 8.7% in the third quarter of 2018 compared to the same quarter in 2017.
Gross profit for the third quarter of 2018 was $122.8 million, an increase of $16.2 million, or 15.2% compared to the third quarter of 2017. During the third quarter of 2018, gross margin increased to 37.5% from 36.6% in the third quarter of 2017. The increase in gross margin was primarily the result of the continued shift of the percentage of total Knoll, Inc. sales towards our higher margin Lifestyle segment, which experienced significantly higher sales growth than our Office segment.

Operating expenses were $89.9 million for the third quarter of 2018, or 27.4% of net sales, compared to $78.9 million, or 27.1% of net sales, for the third quarter of 2017. Operating expenses in the third quarter of 2018 included acquisition related expenses of $2.8 million. Acquisition related expenses included amortization of acquired intangible assets of $2.1 million, retention agreements for key employees of $0.9 million, and other customary acquisition related expenses of $0.2 million, partially offset by the reduction of an acquisition related liability of $0.4 million. Operating expenses also included restructuring charges of $1.2 million which were related to the Company's supply chain optimization initiative. Excluding these items, adjusted operating expenses were $85.9 million for the third quarter of 2018, or 26.2% of net sales compared to $78.3 million, or 26.9% of net sales in the third quarter of 2017. The increase in adjusted operating expenses was related primarily to incremental operating expenses from Muuto, in addition to increased warehousing and showroom costs.
During the third quarter of 2018, interest expense was $5.0 million, an increase of $3.0 million compared to the third quarter of 2017. This increase was due primarily to additional debt from the Muuto acquisition and higher interest rates.
During the third quarter of 2018, other expense was $0.4 million compared to other income of $1.6 million for the third quarter of 2017. Other expense during the third quarter of 2018 was primarily related to foreign exchange losses, partially offset by net periodic benefit income from the Company's pension and other post-employment benefit plans. Other expense for the third quarter of 2018 also included a pension settlement charge of $0.6 million related to the cash payments from lump sum elections.
Net earnings for the third quarter of 2018 was $20.3 million, or $0.41 diluted earnings per share, compared to $19.1 million, or $0.39 diluted earnings per share, for the third quarter of 2017. Excluding the impact of the acquisition related expenses, restructuring charges and the pension settlement charge, adjusted net earnings for the third quarter of 2018 was $23.7 million, or $0.48 adjusted diluted earnings per share, compared to $19.6 million, or $0.40 adjusted diluted earnings per share for the third quarter of 2017.
The effective tax rate for the third quarter of 2018 was 26.1%, down from 29.9% in the third quarter of 2017. The effective tax rate for the third quarter of 2017 was favorably impacted by the reversal of a valuation allowance against certain foreign jurisdiction deferred tax assets. Excluding the impact of the valuation allowance reversal, the effective tax rate for the third quarter of 2018 decreased significantly from the third quarter of 2017 primarily due to the passage of the U.S. Tax Cuts and Jobs Act (“Tax Reform”) in the fourth quarter of 2017. The Company expects its full year effective tax rate will be between 25% and 26% for fiscal year 2018. The mix of pretax income and the varying effective tax rates in the countries and states in which we operate directly affects our consolidated effective tax rate.
Capital expenditures for the third quarter of 2018 totaled $5.3 million compared to $8.7 million in the third quarter of 2017. During the third quarters of 2018 and 2017, the Company paid a quarterly dividend of $7.3 million, or $0.15 per share.

Business Segment Results
The Company manages its business through its reportable segments: Office and Lifestyle. All unallocated expenses are included within Corporate.
The Office segment includes a complete range of workplace products that address diverse workplace planning paradigms in North America and Europe. These products include: systems furniture, seating, storage, tables, desks and KnollExtra® accessories as well as the international sales of our Office products.
The Lifestyle segment includes KnollStudio®, HOLLY HUNT®, DatesWeiser, Muuto, KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather. KnollStudio products, which are distributed in North America and Europe, include iconic seating, lounge furniture, side, cafe and dining chairs as well as conference, training and dining and occasional tables. HOLLY HUNT® is known for high quality residential furniture, lighting, rugs, textiles and leathers. In addition, HOLLY HUNT® also includes Vladimir Kagan Design Group, a renowned collection of modern luxury furnishings. DatesWeiser, known for its sophisticated meeting and conference tables and credenzas, sets a standard for design, quality and technology integration. The KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather businesses provide a wide range of customers with high-quality fabrics, felt, leather and related architectural products. The acquisition of Muuto rounds out the Lifestyle segment with its ancillary products and affordable luxury furnishings to make the Lifestyle segment an all-encompassing “resimercial”, high-performance workplace, from uber-luxury living spaces to affordable luxury residential living.
The tables below present the Company’s segment information with Corporate costs excluded from operating segment results. Prior year amounts have been recast to conform to the current presentation.

	Three Months Ended September 30,
Net sales (in thousands)	2018	2017
Office	$197,682	$192,308
Lifestyle	130,055	98,948
Total net sales	$327,737	$291,256

	Three Months Ended September 30,
Operating profit (in thousands)	2018	2017
Office	$15,894	$15,802
Lifestyle	22,294	17,578
Corporate	(5,268)	(5,653)
Total operating profit	$32,920	$27,727

	Three Months Ended September 30,
Adjusted EBITDA (in thousands)	2018	2017
Office	$23,422	$21,918
Lifestyle	27,624	20,166
Corporate	(3,862)	(3,104)
Total adjusted EBITDA	$47,184	$38,980

Reconciliation of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") in the statements of income, balance sheets, or statements of cash flow of the company. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.
The non-GAAP financial measures presented within the Company's earnings release are Organic Net Sales, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Operating Profit Margin, Adjusted Net Earnings, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Diluted Earnings Per Share. These non-GAAP measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this press release. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence to our GAAP results and using non-GAAP measures only as supplemental presentations.
The non-GAAP measures presented are utilized by the Company to evaluate the Company's business performance and profitability, as well as provide easier comparability of pre- and post acquisition operating results. The Company believes that these measures provide additional clarity for investors by excluding specific expenses in an effort to show comparable business operating results for the periods presented.
The following table reconciles Operating Expenses to Adjusted Operating Expenses for the periods indicated.

	Three Months Ended September 30,
	2018	2017
	($ in millions)

Operating expenses	$89.9	$78.9
Less:
Acquisition related expenses	2.8	0.6
Restructuring charges	1.2	—
Adjusted operating expenses	$85.9	$78.3

The following table reconciles Operating Profit to Adjusted Operating Profit for the periods indicated.

	Three Months Ended September 30,
	2018	2017
	($ in millions)

Operating profit	$32.9	$27.7
Add back:
Acquisition related expenses	2.8	0.6
Restructuring charges	1.2	—
Adjusted operating profit	$36.9	$28.3
Net Sales	$327.7	$291.3
Operating Profit %	10.0%	9.5%
Adjusted Operating Profit %	11.3%	9.7%
The following tables reconcile Operating Profit to Adjusted EBITDA by business segment for the periods indicated.

	Three Months Ended September 30, 2018
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$15.9	$22.3	$(5.3)	$32.9
Add back:
Acquisition related expenses(1)	—	0.9	(0.2)	0.7
Restructuring charges	1.2	—	—	1.2
Depreciation and amortization	4.9	3.5	0.1	8.5
Stock compensation	0.4	0.7	1.2	2.3
Other non-cash items	1.0	0.2	0.4	1.6
Adjusted EBITDA (loss)	$23.4	$27.6	$(3.8)	$47.2
Net sales	$197.6	$130.1	—	$327.7
Operating profit %	8.0%	17.1%	N/A	10.0%
Adjusted EBITDA %	11.8%	21.2%	N/A	14.4%
(1) Acquisition related expenses includes retention agreements for key employees, other customary acquisition related expenses, and the reduction of an acquisition related liability.

	Three Months Ended September 30, 2017
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$15.8	$17.6	$(5.7)	$27.7
Add back:
Restructuring charges	—	—	—	—
Acquisition related expenses	—	—	—	—
Depreciation and amortization	4.3	1.8	0.2	6.3
Stock compensation	0.5	0.6	1.2	2.3
Other non-cash items	1.3	0.2	1.2	2.7
Adjusted EBITDA (loss)	$21.9	$20.2	$(3.1)	$39.0
Net sales	$192.3	$99.0	—	$291.3
Operating profit %	8.2%	17.8%	N/A	9.5%
Adjusted EBITDA %	11.4%	20.4%	N/A	13.4%
The following table reconciles Net Earnings to EBITDA and Adjusted EBITDA for the periods indicated.

	Three Months Ended September 30,
	2018	2017
	($ in millions)
Knoll Inc.
Net earnings attributable to Knoll, Inc. stockholders	$20.3	$19.1
Add back:
Income tax expense	7.2	8.2
Interest expense	5.0	2.0
Depreciation and amortization	8.5	6.3
EBITDA	$41.0	$35.6
Add back:
Stock compensation	2.3	2.3
Other non-cash items	1.4	1.1
Acquisition related expenses	0.7	—
Restructuring charges	1.2	—
Pension settlement charge	0.6	—
Adjusted EBITDA	$47.2	$39.0
Net sales	$327.7	$291.3
Adjusted EBITDA %	14.4%	13.4%

The following table reconciles Net Earnings to Adjusted Net Earnings for the periods indicated.

	Three Months Ended September 30,
	2018	2017
	($ in millions)
Knoll Inc.
Net earnings attributable to Knoll, Inc. stockholders	$20.3	$19.1
Add back:
Acquisition related expenses	2.8	0.6
Restructuring charges	1.2	—
Pension settlement charge	0.6	—
Less:
Tax effect of non-GAAP adjustments(1)	1.2	0.1
Adjusted net earnings	$23.7	$19.6
(1) Tax effect of non-GAAP adjustments was calculated using the Knoll, Inc. consolidated effective tax rate for the period.
The following table reconciles Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the periods indicated.

	Three Months Ended September 30,
	2018	2017
Diluted earnings per share	$0.41	$0.39
Add back:
Acquisition related expenses	0.06	0.01
Restructuring charges	0.02	—
Pension settlement	0.01	—
Less:
Tax effect of non-GAAP adjustments(1)	0.02	—
Adjusted diluted earnings per share	$0.48	$0.40

(1) Tax effect of non-GAAP adjustments was calculated using the Knoll, Inc. consolidated effective tax rate for the period.
The following table includes Consolidated Net Sales and Organic Net Sales by quarter for the periods indicated, presented for comparative purposes.

	Three Months Ended September 30, 2018			Three months Ended September 30, 2017
		($ in millions)
	Net Sales	Muuto	Organic Net Sales	Net Sales
Office	$197.6	—	$197.6	$192.3
Lifestyle	130.1	22.5	107.6	99.0
Total	$327.7	$22.5	$305.2	$291.3

Knoll, Inc. Percent Change	12.5%		4.8%
Lifestyle Segment Percent Change	31.4%		8.7%

The following table illustrates the computation of our bank leverage calculation in accordance with our Third Amended and Restated Credit Agreement dated January 23, 2018.

September 30, 2018
($ in millions)

Debt Levels(1)	$482.5

LTM Net Earnings(2)	$88.0

LTM Adjustments
Interest	17.7
Taxes	(3.8)
Depreciation and Amortization	33.2
Non-cash Items and Other(3)	40.7
LTM Adjusted EBITDA(4)	$175.8
Bank Leverage Calculation(5)	2.75
(1)Outstanding debt levels include outstanding letters of credit and guarantee obligations. Per the terms of the credit facility filed with the Securities and Exchange Commission on January 23, 2018, cash up to $15.0 million reduces the outstanding debt.
(2) LTM Net Earnings includes Muuto prior to acquisition, per the terms of our credit facility.
(3) Non-cash and Other items include, but are not limited to, acquisition related expenses, restructuring charges, pension settlement charges, stock-based compensation expenses, and unrealized gains and losses on foreign exchange.
(4) LTM Adjusted EBITDA includes Muuto prior to acquisition, per the terms of our credit facility.
(5) Debt divided by LTM Adjusted EBITDA, as calculated in accordance with our credit facility.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, our integration of acquired businesses, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, our supply chain optimization initiatives and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.
Contacts
Investors:
Charles Rayfield
Senior Vice President and Chief Financial Officer
Tel 215 679-1703
crayfield@knoll.com

Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

Conference Call Information
Knoll will host a conference call on Tuesday, October 30, 2018 at 10:00 a.m. ET to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “Discover Knoll” and click on “Investor Relations.”
The conference call may also be accessed by dialing:
North America     (844) 778-4138
International     (661) 378-9550
Conference ID      9875006
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website. In addition, an audio replay of the conference call will be available through November 6, 2018 by dialing (855) 859-2056. International replay: (404) 537-3406 (Conference ID: 9875006).

About Knoll
Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements. Our brands — Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, DatesWeiser and Muuto— reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Our products can also help clients comply with the International Living Future Institute to achieve Living Building Challenge Certification, and with the International WELL Building Institute to attain WELL Building Certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net sales	$327,737	$291,256	$947,647	$816,770
Cost of sales	204,943	184,646	597,855	514,528
Gross profit	122,794	106,610	349,792	302,242
Selling, general, and administrative expenses	88,674	78,883	267,036	231,897
Restructuring charges	1,200	—	2,564	2,150
Operating profit	32,920	27,727	80,192	68,195
Pension settlement charge	628	—	5,236	—
Interest expense	5,032	1,991	15,812	5,521
Other (income) expense, net	(227)	(1,583)	(7,021)	(5,943)
Income before income tax expense	27,487	27,319	66,165	68,617
Income tax expense	7,164	8,158	17,452	21,104
Net earnings	20,323	19,161	48,713	47,513
Net earnings (loss) attributable to noncontrolling interests	—	29	7	43
Net earnings attributable to Knoll, Inc. stockholders	$20,323	$19,132	$48,706	$47,470

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.42	$0.39	$1.00	$0.98
Diluted	$0.41	$0.39	$0.99	$0.96

Weighted-average shares outstanding:
Basic	48,694,438	48,468,480	48,641,595	48,406,659
Diluted	49,231,376	48,979,182	49,189,592	49,167,856

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,317	$2,203
Customer receivables, net	110,814	86,687
Inventories, net	170,420	144,945
Prepaid and other current assets	34,090	44,435
Total current assets	322,641	278,270
Property, plant, and equipment, net	203,781	200,630
Goodwill and intangible assets, net	681,795	380,694
Other non-current assets	4,071	1,447
Total assets	$1,212,288	$861,041
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$17,242	$10,000
Accounts payable	118,272	108,922
Income taxes payable	1,862	13
Other current liabilities	114,322	104,145
Total current liabilities	251,698	223,080
Long-term debt	463,075	181,048
Other non-current liabilities	112,460	98,184
Total liabilities	827,233	502,312
Total equity	385,055	358,729
Total liabilities and equity	$1,212,288	$861,041

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2018	2017

Net earnings	$48,713	$47,513
Cash provided by operating activities	64,898	59,404
Cash used in investing activities	(325,372)	(29,433)
Cash used in financing activities	259,817	(38,994)
Effect of exchange rate changes on cash and cash equivalents	5,771	5,002
Decrease in cash and cash equivalents	5,114	(4,021)
Cash and cash equivalents at beginning of period	2,203	9,854
Cash and cash equivalents at end of period	$7,317	$5,833